Exhibit 10.11

CHANDLER 101 BUSINESS CENTER OFFICE LEASE

For good and valuable consideration, the parties agree as follows:

SECTION 1. FUNDAMENTAL LEASE PROVISIONS. The following Fundamental Lease Provisions contained in this Section 1 shall apply to this Lease:

Date of Lease:	January 4, 2013

Development:	Chandler 101 Business Center

Landlord:	Frye Road Industrial LLC, an Arizona limited liability company

Landlord’s Address:	c/o Kieckhefer Properties LLC 136 West Orion Street, Suite D/6 Tempe, Arizona 85283

Tenant:	INSYS Pharma dba INSYS Therapeutics Inc., a Delaware corporation

Tenant’s Address:	INSYS Therapeutics Inc. 444 S. Ellis Street Chandler, AZ 85224

Address of Premises:	Chandler 101 Business Center Offices, Suite # 225 2727 West Frye Road Chandler, Arizona 85224

Area of Premises:	Approximately one thousand four hundred fifty six (1,456) rentable square feet (as determined in accordance with the terms of Section 4.3).

Approximately one thousand three hundred (1,300) square feet of usable area (as determined in accordance with the terms of Section 4.3).

Lease Term:	Sixty months (60) full calendar months, plus any partial month provided for under Section 3.1.

Permitted Use:	Offices for a pharmaceutical company

Initial Base Rent:	Nineteen and 00/100 Dollars ($19.00) per rentable square foot per annum, payable in monthly installments of Two thousand three hundred five and 33/100 Dollars ($2,305.33).

Base Rent Adjustments:	Commencing the thirteenth month, the Base Rent increases to nineteen and 57/100 Dollars ($19.57) per rentable square foot per annum. payable in monthly installments of two thousand three hundred seventy four and 49/100 Dollars ($2,374.49).

Commencing the twenty-fifth month, the Base Rent increases to twenty and 16/100 Dollars ($20.16) per rentable square foot per annum, payable in monthly installments of two thousand four hundred forty six and 08/100 Dollars ($2,446.08).

Commencing the thirty-seventh month, the Base Rent increases to twenty and 76/100 Dollars ($20.76) per rentable square foot per annum, payable in monthly installments of two thousand five hundred eighteen and 88/100 Dollars ($2,518.88).

Commencing the forty ninth month, the Base Rent increases to twenty-one and 38/100 Dollars ($2,594.11) per rentable square foot per annum, payable in monthly installments of two thousand five hundred ninety-four and 11/100 Dollars ($2,594.11).

Amenity Factor:	Twelve percent (12%)

Tenant Improvements:	Tenant Improvements shall be provided per Exhibit B of the Lease.

Expense Stop:	For purposes of Section 10.1, the term “Expense Stop” with respect to any calendar year shall mean the total of all Operating Costs (as hereinafter defined) for the year 2013. The Expense Stop for the calendar year during which the Lease Term expires shall be prorated, based on the number of days in the Lease Term during such calendar year, so that the Expense Stop for such partial calendar year accounts only for such number or days.

Security Deposit:	Two thousand five hundred and 00/100 Dollars ($2,500.00)

Reserved Parking:	Number of parking spaces available to Tenant: Six (6) parking spaces, Two (2) of which shall be reserved, covered spaces. Tenant shall pay to Landlord thirty and 00/100 Dollars ($30.00) per reserved, covered stall per month.

SECTION 2. PREMISES. Landlord hereby leases to Tenant and Tenant leases from Landlord for the Lease Term and upon the terms, conditions and agreements set forth in this Lease the office space described in Section 1 and shown on Exhibit A attached hereto (the “Premises”) in the office building described in Section 1 (the “Building”) located at the

1.

address of the Premises as set forth above in Section 1. The Building together with the 2.5 acres of land under the Building and Common Area (as defined in Section 9.1) (collectively, the “Office Parcel”) is a part of the approximately 17-acre development described in Section I (the “Development”).

SECTION 3. TERM AND POSSESSION.

3.1 Term. The Lease Term specified in Section 1 (the “Lease Term”) and Tenant’s obligation to pay rent shall commence on the earlier of the following dates (the “Commencement Date”): (i) February 1, 2013 (the “Specified Date”) or (ii) the date on which Tenant first uses or occupies the Premises. Notwithstanding the foregoing, if Landlord is required to refurbish or construct tenant improvements pursuant to Exhibit B hereof, and such work is not Substantially Complete on or before the Specified Date, the Lease Term shall commence on the date upon which the such improvements are Substantially Complete or upon such earlier date, after the Specified Date, as such improvements would have been Substantially Complete but for any delay caused by Tenant. The term “Substantial Completion” or “Substantially Complete” as used in this Lease means (i) that state of completion of the Premises which will allow Tenant to begin Tenant’s occupation of the Premises without material interference from Landlord’s contractor and (ii) issuance of a certificate of occupancy or temporary certificate of occupancy for the Premises (excluding in either case so-called “punch list” items that are to be completed without material interference with the business to be conducted by Tenant in the Premises). If the Lease Term commences on a day other than the first day of the month, the Lease Term shall be extended by the remaining number of days in such month, so that the Lease Term expires on the last day of a calendar month.

3.2 Holdover. Tenant shall have no right to hold over after the expiration of the Lease Term without Landlord’s written consent. If Tenant holds over after the expiration of this Lease, Tenant shall become a tenant from month to-month on the terms and conditions in existence during the final month of the Lease Term, except that the Base Rent shall be increased by fifty percent (50%).

SECTION 4. CONSTRUCTION, DELIVERY AND CONDITION.

4.1 Delivery of Premises. Landlord shall not be subject to any liability nor shall the validity of this Lease be affected by reason of any delay in delivery of possession of the Premises to Tenant; provided, however, that if possession of the Premises is not delivered within ninety (90) days after the Specified Date, either Landlord or Tenant, unless it is the cause of the delay, may terminate this Lease by written notification delivered to the other party within 105 days after the Specified Date but before possession is delivered, and upon such termination, Landlord shall return Tenant’s security deposit and the panics shall have no further obligation under this Lease (other than with respect to obligations that survive the termination of this Lease, as expressly set forth herein). Upon delivery of the Premises to Tenant, Tenant’s act of taking possession of the Premises shall be deemed to be an acknowledgment by Tenant that the Premises have been delivered in accordance with and satisfy Landlord’s obligations under Exhibit B.

4.2 Initial Tenant Improvements. Landlord shall provide the following tenant improvements as of the Commencement Date: (i) those tenant improvements which are a part of the Premises as of the date of this Lease, in an “as is” condition, or (ii) if Landlord is required by Exhibit B to refurbish such improvements or to construct other improvements, such improvements as Landlord is required to deliver pursuant to Exhibit B, in accordance with plans and specifications prepared by Landlord’s architect. The respective obligations, covenants and agreements of Landlord and Tenant, if any, to refurbish or construct any tenant improvements, including the division of responsibilities and procedures for design and construction of such tenant improvements and for the payment of costs and expenses relating to the construction of such tenant improvements are more specifically set forth in Exhibit B.

4.3 Dimensions. Prior to the Commencement Date, Landlord shall cause the Premises to be measured and shall deliver to Tenant an architect’s certificate confirming (i) the number of square feet of usable area in the Premises and (ii) the rentable square footage of the Premises (the “Floor Area of the Premises”). The usable area of the Premises and Floor Area of the Premises shall be measured in accordance with the most recent standards established by the Building Owners and Managers Association (“BOMA”) for the measurement of office space. Notwithstanding anything to the contrary herein, for purposes of calculating the Base Rent, the Floor Area of the Premises shall be deemed not exceed the usable area of the Premises by more than the Amenity Factor specified in Section 1.

4.4 Indemnification by Tenant. Any work performed by Tenant and any fixtures or personal property moved into the Premises prior to the Commencement Date shall be done at Tenant’s own risk, and neither Landlord nor Landlord’s agents or contractors shall be responsible to Tenant for damage or destruction of Tenant’s work or property, including damage or destruction occasioned by Landlord’s own negligence. Tenant hereby waives all claims against Landlord respecting any such damage unless caused by the gross negligence or willful misconduct of Landlord. Tenant agrees to indemnify Landlord and hold Landlord harmless against claims made with respect to damage or destruction of property of third persons moved into the Premises prior to the Commencement Date at Tenant’s request. The obligations and agreements of Tenant under this Section 4.4 shall survive termination of this Lease.

SECTION 5. RENT.

5.1 Base Rent. Tenant shall pay to Landlord during the Lease Term, at Landlord’s address set forth in Section 1 or at such other place as Landlord may designate, without notice, demand, deduction or set-off, on the first day of each calendar month, the Base Rent set forth in Section 1. If the Commencement Date does not occur on the first day of a calendar month, the Base Rent shall be prorated for such fractional month, based on the actual number of days in such month, and shall be paid on the Commencement Date.

5.2 Nature of Payments. All sums required to be paid by Tennant under this Lease, whether or not designated as rent, are deemed to be additional rent and shall be subject to all the payment and enforcement provisions applicable to rent hereunder. All amounts due from Tenant hereunder are payable without notice (except as expressly provided herein), demand, deduction or setoff.

5.3 Late Charges and Interest. Any amount due from a party which is not paid when due shall bear interest at three percent (3%) in excess of the prime rate as established from time to time by Bank One, Arizona, NA (or successor institution) from the due date until paid (the “Default Rate”). The payment of such interest shall not cure any default by Tenant under this Lease. In addition, any rent or other payment not paid within five (5) days after the due date shall be subject to a five percent (5%) late charge representing the additional costs and burdens of special handling.

SECTION 6. SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord the amount of the Security Deposit set forth in Section 1 as security for the full and faithful performance of this Lease by Tenant. If Tenant defaults with respect to any provision of this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. Application of the Security Deposit shall not constitute a cure or the default by Tenant to which the application relates. If any portion of the Security Deposit is so applied, Tenant shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, within five (5) days after written demand therefor, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform each and every obligation hereunder, the remaining balance of the Security Deposit shall be returned to Tenant upon expiration of this Lease.

SECTION 7. USE.

7.1 Use of Premises. Tenant shall continuously use and occupy the Premises without interruption for the Permitted Use expressly set forth in Section 1 of this Lease (the “Permitted Use”) and for no other purpose whatsoever without Landlord’s prior written consent.

7.2 Covenants Regarding Operation. Tenant shall not use or permit upon the Premises anything that would invalidate or increase the premium for any policies of insurance now or hereafter carried on the Premises or the Development. Tenant shall not do anything or permit anything to be done upon the Premises in any way tending to create a nuisance, or tending to disturb any other tenant in the Development or tending to injure the reputation of the Development, including, without limitation, the playing of music audible outside the Premises and the placement of signs in or displayed through any window or door, except in accordance with Landlord’s established sign criteria. Tenant shall not commit or suffer to be committed any waste upon the Premises or cause any objectionable odor to be emitted from the Premises. Tenant shall maintain in the Premises, at all times, an average density that does not exceed one (1) person per two hundred (200) rentable square feet.

7.3 Compliance with Laws.

7.3.1 Tenant, at Tenant’s expense, shall comply with all present and future federal, state and local laws, ordinances, orders, rules and regulations (collectively, “Laws”) applicable to the Premises and this Lease, and shall procure all permits, certificates, licenses and other authorizations required by applicable Laws relating to Tenant’s business or Tenant’s use or occupancy of the Premises. Tenant shall defend, indemnify and hold harmless Landlord, the present and future direct and indirect owners of Landlord, and the present and future members, officers, directors, shareholder, employees, partners, managers, trustees, trust beneficiaries, contractors and agents of the foregoing (collectively, the “Landlord Related Parties”) for, from and against all claims, demands, liabilities, lines, penalties, losses, costs and expenses, including but not limited to costs of compliance, remedial costs, clean up costs and reasonable attorneys’ fees, arising out of or relating to any failure of Tenant to comply with applicable Laws. Without limiting the foregoing, Tenant shall comply with all Laws relating to Hazardous Materials, and shall defend, indemnify, and hold harmless Landlord and all of the other Landlord Related Parties for, from and against all claims, demands, liabilities, lines, penalties, losses, costs and expenses, including but not limited to costs of compliance, remedial costs, clean up costs and reasonable attorneys’ fees, arising from or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material, substance or matter (collectively, “Hazardous Materials”) from, on or at the Premises or the Development as a result of and act or omission on the part of Tenant or any affiliate, owner, officer, director, employee, agent, contractor, supplier, guest or invitee of Tenant. Tenant’s indemnification obligations under this Section 7.3.1 shall survive the expiration or termination of this Lease.

7.3.2 Tenant shall not be responsible for any claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action, or losses resulting from the contamination of the Premises from any Hazardous Materials brought upon, kept, used, discharged, leaked or emitted in or about the Premises or the Development by Landlord or due to pre-existing conditions.

7.3.3 Notwithstanding the foregoing, Landlord hall be responsible for compliance with the provisions of the Americans with Disabilities Act (“ADA”) with respect to the Common Area and the Building Standard Improvements (as defined in Exhibit B) and with respect to the initial construction of those Tenant Improvements which Landlord is obligated to provide. Except as expressly stated in the preceding sentence, Tenant shall be responsible for compliance with the ADA in the Premises.

SECTION 8. TAXES.

8.1 Tenant’s Personal Property. Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon Tenant’s fixtures, furnishings, equipment and other personal property located in or upon the Premises (“Tenant’s Personal Property”). If any of Tenant’s fixtures, furnishings, equipment and other personal property are assessed and taxed with the real property, Tenant shall pay to Landlord Tenant’s share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of the taxes applicable to Tenant’s Personal Property.

8.2 Rental and Other Taxes. Simultaneously with the payment of any sums required to be paid under this Lease as Base Rent, additional rent or otherwise, Tenant shall pay to Landlord any excise, transaction-privilege, rental, sales or other tax (except income or estate taxes) levied or assessed by any federal, state or local authority upon such amount received by Landlord.

8.3 Real Estate Taxes and Assessments. As a component of “Operating Costs,” as set forth in Section 10, Tenant shall pay Tenant’s pro rata portion of all real estate taxes, assessments and any other similar such tax imposed on or levied against the Building, the Common Area, the Office Parcel or the Development, provided that Landlord shall first allocate any such taxes and assessment assessed against the Development, in a manner selected by Landlord in good faith in its reasonable discretion, among different buildings or groups of buildings and parcels of land within the Development. Payment shall be made by Tenant together with Tenant’s payment of its pro rata share of Operating Costs, unless Landlord elects to bill Tenant separately, in which event, payment shall be made within fifteen (15) days after delivery to Tenant of a written statement from Landlord setting forth the amount of such taxes.

SECTION 9. PARKING AND COMMON AREA.

9.1 Common Area. The term “Common Area” refers to all parking areas, parking structures, access roads, driveways, pedestrian sidewalks and ramps, landscaped areas, drainage facilities, exterior lighting, signs, courtyards, public rest rooms, stairwells, elevators, corridors, lobbies, directories and other areas and improvements provided within the Office Parcel for the general use in common of tenants and their agents, employees, customers and other invitees. Landlord grants to Tenant the nonexclusive use of and access to the Common Area, subject to reasonable regulation thereof by Landlord.

9.2 Landlord’s Rights. The Common Area shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to modify, enlarge or temporarily or permanently eliminate the same and to establish, modify and enforce reasonable rules, regulations and parking charges with respect thereto. Without limiting the foregoing, Landlord may designate, from time to time, separate or combined parking areas for visitors, tenants and employees, and Tenant shall comply with all such parking arrangements. Tenant hereby acknowledges that the reduction, relocation or reconfiguration of parking facilities is likely to occur during the Lease Term and that Tenant shall have no claim for damage, inconvenience or loss of business as a result thereof. Landlord, at any time, may close temporarily any portion of the Common Area to make repairs or changes, to prevent the acquisition of public rights in such areas, and to discourage non-tenant use. In addition, Landlord may (i) modify, from time to time, the traffic flow pattern and layout of parking spaces and the entrances and exits to adjoining public streets or walkways; (ii) utilize portions of the Common Area for entertainment, displays, promotional activities and charitable activities; (iii) designate certain areas for the exclusive business use by certain tenants; (iv) utilize or restrict the utilization of the Common Area and (v) do such other things in and to the Common Area as in its judgment may be desirable to improve the convenience or attraction of the Development.

9.3 Tenant Parking.

9.3.1 Tenant’s employees shall not be permitted to park on the Common Area except (i) in non-covered parking spaces in the area designated as “Tenant Employee Parking” on the site plan attached hereto as Exhibit A (the “Tenant Employee Parking Area”) and (ii) in covered parking spaces in the Tenant Employee Parking Area leased by Tenant pursuant to Section 9.3.2.

9.3.2 Tenant covenants and agrees at all times during the Lease Term to lease parking rights for the number of reserved parking spaces specified in Section 1, in the covered portion of the Tenant Employee Parking Area, and Tenant agrees to pay for each reserved space in addition to and concurrently with Base Rent a fee equal to Landlord’s prevailing charge for reserved parking spaces (which Tenant acknowledges and agrees currently equals the rate specified in the Rules and Regulations attached hereto as Exhibit C, but is subject to change in Landlord’s sole and absolute discretion), commencing in accordance with Section 5.1). If the Commencement Date does not occur on the first day of a calendar month, then Tenant shall pay the foregoing parking fees for the remainder of such month on a pro rata basis, plus the parking fees for the first full calendar month thereafter.

9.3.3 Landlord shall have the right to reserve and assign parking spaces for Tenant and other tenants of the Building or to designate parking rights on an unreserved, non-exclusive basis. Tenant shall receive stickers or cards authorizing parking equal to the number of vehicles for which parking rights have been leased. Landlord shall have the right to establish and from time to time change, alter and amend, and to enforce against all users of the Tenant Employee Parking Area, reasonable rules and regulations (including the exclusion of parking from designated areas and the assignment of spaces to tenants) as may been deemed necessary and advisable for the proper and efficient operation and maintenance of the Tenant Employee Parking Area including, without limitation, the hours during which the Tenant Employee Parking Area shall be open for use by Tenant and other tenants.

SECTION 10. OPERATING COSTS.

10.1 Operating Costs. Tenant agrees that the cost of operating, managing, repairing and maintaining the Office Parcel, including the Building and the Common Area, in such manner as Landlord may deem appropriate for the best interests of the tenants of the Building (all of such costs to be referred to herein as the “Operating Costs”) shall be apportioned among the tenants of the Building. Tenant agrees to pay its pro rata share of the Operating Costs, but only to the extent that such costs exceed the expense stop specified in Section 1, in the manner hereinafter set forth.

10.1.1 Except as provided otherwise in Section 10.1.3, Tenant’s pro rata share of the Operating Costs (including taxes and assessments under Section 8.3) shall be the proportion that the floor Area of the Premises bears to the total building rentable area of the Building (the “Floor Area of the Building”), provided that Landlord shall first allocate Operating Costs incurred with respect to the Development, in a manner selected by Landlord in good faith in its reasonable discretion, among different buildings or groups of buildings or parcels of land within the Development. The Floor Area of the Building shall be measured in accordance with BOMA. The Operating Costs for the fiscal year in which this Lease commences or terminates shall be apportioned so that Tenant shall not be responsible for costs that relate to periods prior to or subsequent to the Lease Term except any period of holding over.

                        10.1.2 Operating Costs shall include but not be limited to all costs of operating, managing, repairing and maintaining the Office Parcel or any part thereof in a manner deemed by Landlord to be reasonable and appropriate, including but not limited to all costs and expenses, whether expended or incurred, of: (i) heating, ventilating, air conditioning, lighting, securing, cleaning, painting, refurbishing and otherwise maintaining the Office Parcel or any part thereof; (ii) cleaning windows, removing rubbish and debris and providing janitorial services; (iii) inspecting, policing, providing security and regulating traffic; (iv) renting sweepers, trucks and other equipment and purchasing janitorial, lighting and other supplies; (v) depreciating (over a period not exceeding sixty (60) months) machinery and equipment and other non-real estate assets used in the operation and maintenance of the Office Parcel; (vi) repairing and/or replacing paving, roofs, curbs, walkways, landscaping, drainage, on-site water lines, sanitary sewer lines, storm water lines, plumbing, heating, ventilating and air conditioning systems, floors, electric lines and other equipment and systems serving the Office Parcel or any part thereof; (vii) renting or buying uniforms and replacement uniforms; (viii) maintaining such liability, property, business interruption insurance and any other insurance coverages customarily obtained for projects similar to the Office Parcel, with such policies and companies and in such limits as selected by Landlord; (ix) complying with the Americans with Disabilities Act and any environmental or other laws, rules, regulations, guidelines or orders enacted after the date of this Lease: (x) employing property management services; (xi) protesting or paying any taxes and assessments imposed on or levied against the Office Parcel; (xii) providing electricity and other utilities to tenants of the Building, and (xii) providing janitorial and light replacement services to tenants of the Building. Operating Costs shall not include: (i) income, estate and inheritance taxes levied against Landlord; (ii) taxes paid by any tenant under Section 8; (iii) depreciation, capital investment items (except as provided above)

and debt service; (iv) costs of leasing space in the Building, including leasing commissions and leasehold improvement costs; (v) the cost of utilities separately metered to any tenant or resulting from Excess Consumption under Section 13 and billed directly to that tenant; (vi) the cost of special services provided to any tenant and billed directly to that tenant; and (vii) repairs and maintenance paid by proceeds from insurance or tenants. In the event of any dispute as to whether an item represents an expense or a capital item. Landlord’s accounting practices shall be determinative and binding on the parties.

10.1.3 The Building’s Operating Costs shall be adjusted to reflect the level of occupancy such that the cost of services provided to tenants, such as janitorial services and air conditioning, which are not provided to vacant space or are provided to vacant space to a reduced degree, are distributed among those tenants enjoying the services. The adjustment shall be made based on sound accounting principles to project costs at a 95% occupancy level whenever the actual occupancy rate is less than 95%. In no event shall the adjustment result in reimbursement to Landlord of an amount in excess of actual costs incurred by Landlord. Notwithstanding anything to the contrary herein. Tenant’s share of that portion of the Operating Costs which is attributable to property management services shall be equal to four percent (4%) of the total of all Base Rent,

Operating Costs (exclusive of costs for property management services) and other sums (except for any rent tax or other transaction privilege taxes provided for in Section 8.2) payable by Tenant under this Lease.

10.2 Payment of Operating Costs. Landlord shall estimate the amount of Tenant’s share of the Operating Costs in excess of the Expense Stop specified in Section 1 and collect such amount from Tenant on a monthly basis concurrently with payments of the Base Rent. Landlord shall provide Tenant with a reconciliation of Tenant’s payments within sixty (60) days after the end of each calendar year, and if such reconciliation reveals that Tenant’s payments are insufficient to satisfy Tenant’s share of such costs for such year, Tenant shall pay to Landlord such deficiency within thirty (30) days after demand. Landlord shall apply any excess amounts paid by Tenant to Tenant’s pro rata share of Operating Costs in excess of the Expense Stop specified in Section 1 next due, and if the Lease has expired, Landlord shall refund such excess to Tenant as soon as practicable thereafter.

SECTION 11. REPAIR AND MAINTENANCE.

11.1 Tenant’s Obligations. Tenant, at Tenant’s sole cost, shall maintain the Premises in good and sanitary condition and repair. Any repairs, alterations or other improvements required under governmental authority resulting from the specific use of the Premises by Tenant shall be performed by Tenant at Tenant’s sole cost and expense. Tenant hereby waives all right to make repairs at the expense of Landlord. If any repairs or maintenance required to be made by Tenant are not made within ten (10) days after notice to Tenant. Landlord, at Landlord’s option, may make such repairs or maintenance without liability to Tenant for any loss or damage resulting therefrom, and Tenant shall pay to Landlord, upon demand, as additional rent hereunder, the cost thereof plus interest thereon at the Default Rate.

11.2 Landlord’s Obligations. Landlord shall repair and maintain the Common Area, all Building systems (electrical, heating, ventilation, air conditioning and plumbing), plate glass and the roof and exterior of the Premises, and all utility lines below grade or in the Common Area. Landlord, at Landlord’s option, may arrange for a maintenance contract for all roof structures, the pro rata cost of which shall be a part of the Operating Costs. Landlord shall not be responsible for making any repairs or performing any maintenance unless written notice of the need for such repairs or maintenance is given by Tenant. Except in the case of a fire or casualty as provided in Section 15, there shall be no abatement of the Base Rent and no liability of Landlord by reason of any entry to the Premises, interruption of services or facilities, temporary closure of Common Area, or interference with Tenant’s business arising from the making of any repairs or maintenance.

11.3 Deliveries. Receiving and delivery of goods and merchandise shall be done in the areas and at the times designated for such purpose by Landlord. These functions shall be subject to such reasonable regulations as Landlord may from time to time deem advisable for the proper operation of the Building and Office Parcel. Tenant shall neither operate an incinerator nor burn trash or garbage within the Office Parcel.

SECTION 12. ALTERATIONS, PERSONAL PROPERTY AND DISPLAYS.

12.1 Alterations. Tenant shall not make or suffer to be made any alterations, additions or improvements to the Premises (collectively, “Alterations”) without the prior written consent of Landlord, which consent shall not unreasonably be withheld. Landlord may condition its consent upon provision of adequate security such as a payment bond, in amount and form reasonably satisfactory to Landlord, covering the work to be done by Tenant’s contractor. In addition, Landlord may require Tenant to restore the Premises to its prior condition upon expiration of the Lease Term. Except as expressly otherwise provided, any Alterations, except movable furniture and trade fixtures, shall upon installation become a part of the realty and belong to Landlord. Tenant shall not install any antenna, satellite dish or other fixture or equipment on the roof or in the Common Area. All Alterations shall be made by an Arizona licensed contractor reasonably acceptable to Landlord. Under no circumstances shall Tenant commence any work until Landlord has been provided with certificates evidencing that all the contractors and subcontractors performing the work have in full force and effect adequate workmen’s compensation insurance, public liability and builder’s risk insurance in such amounts and on terms reasonably satisfactory to Landlord. Tenant shall not permit any mechanics’ or materialmen’s lien to stand against the Premises for any labor or materials provided to the Premises by any contractor or other person hired or retained by Tenant. Tenant shall cause any such lien to be discharged (by bonding or otherwise) within ten (10) days after demand by Landlord, and if it is not discharged within such period, Landlord may pay or otherwise discharge the lien and immediately recover all amounts so expended from Tenant as additional rent, with interest thereon at the Default Rate. The obligations set forth in the immediately preceding sentence shall survive the expiration or termination of this Lease.

12.2 Restoration. Upon the expiration or sooner termination of this Lease, Tenant shall remove all Tenant’s Personal Property, and, if requested by Landlord, at Tenant’s sole cost and expense, remove any Alterations. Tenant, at its sole cost and expense, shall repair any damage to the Premises caused by such removal and restore the Premises to a condition reasonably comparable to the condition of the Premises on the Commencement Date, reasonable wear and tear excepted.

12.3 Signs and Displays. Tenant acknowledges that the Premises are part of an integrated complex and that Landlord’s control of all displays and signs is essential to the maintenance of propriety and aesthetic values and standards in the Development. Tenant shall not place any sign of any type on the Premises or the Office Parcel or on, about or inside the windows or doors of the Premises without the prior written approval of Landlord.

SECTION 13. UTILITIES AND JANITORIAL SERVICES. Landlord agrees to furnish to the Premises at all times electricity suitable for the intended use of the Premises, and during normal business hours on a five-day week and subject to the rules and regulations of the Building, heat and air conditioning from 7:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 12:00 noon, Saturday, excluding legally recognized holidays, for normal use and occupation of the Premises, and janitorial services for the Premises and the Building’s Common Area five (5) nights per week. Landlord shall also provide Tenant with heat and air conditioning at all other times, day or night, at Landlord’s prevailing charges for additional consumption of heat or air conditioning, which Tenant acknowledges and agrees currently equals the rate specified in the Rules and Regulations attached hereto as Exhibit C, but is subject to change in Landlord’s sole and absolute discretion. Landlord further agrees to furnish hot and cold water to those areas provided for general use of all tenants in the Building. Tenant shall not, without the written consent of Landlord, use any apparatus or device in the Premises, including without limitation, duplicating machines, electronic data processing machines and machines using electrical current in excess of 120 volts, which will result in Excess Consumption, nor connect, except through existing electrical outlets, water pipes, ducts or airpipes (if any) in the Premises, any apparatus or device for the purposes of using electric current, water, heating, cooling or air. As used in this Section 13, “Excess Consumption” means the consumption of electrical current (including current in excess of 120 volts), water, heat or cooling in excess of that which would be provided to the Premises were the Premises to be (i) built out with the Building Standard Improvements only: (ii) used as general office space during the foregoing business hours: and (iii) equipped only with typewriters, desk calculators, personal computers, dictation equipment and copying machines with power requirements of 30 amperes or less. If Tenant shall require water, heating, cooling, air or electric current which will result in Excess Consumption. Tenant shall first procure the consent of Landlord to the use thereof, and Landlord may cause separate meters to be installed to measure Excess Consumption or establish another basis for determining the amount of Excess Consumption. Tenant covenants and agrees to pay for the cost of the Excess Consumption based on Landlord’s cost, plus any additional expense incurred in installing meters or keeping account of the Excess Consumption, at the same time as payment of the Base Rent is made. Tenant further agrees to pay Landlord the cost, if any, to upgrade existing mechanical, electrical, plumbing and air facilities, if required to provide Excess Consumption, upon receipt of a statement therefor. Excess Consumption costs will not be an Operating Cost for purposes of Section 10. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished to the Premises, unless the same shall have been caused by Landlord’s negligence and Landlord shall have been unable to cure such failure or interruption within 48 hours following notice from Tenant, in which event Tenant as its exclusive remedy for such failure or interruption shall be entitled to an abatement of Base Rent for the number of days Tenant is prohibited from operating or conducting its business and is closed to the public. In no event shall any such failure or interruption entitle Tenant to terminate this Lease or, except to the extent of any abatement permitted pursuant to this Section 13, withhold any rent or any other sums due pursuant to the terms of this Lease.

SECTION 14. DAMAGE TO PROPERTY; INJURY TO PERSONS; INSURANCE.

14.1 Indemnification; Assumption of Risk. Tenant shall indemnify, defend and hold harmless Landlord and the Landlord Related Parties for, from and against any and all claims, liabilities, suits, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, which may arise from Tenant’s use of the Premises or the conduct of Tenant’s business in or about the Development, or from any activity, work or thing done by Tenant in, upon or about the Premises, or from any incident conducted or occurring within the Premises or from any breach or default under the terms of this Lease by Tenant (collectively, “Claims”), except to the extent that such Claims arise out of the gross negligence or willful misconduct of Landlord and/or the Landlord Related Parties. If any action or proceeding is brought against Landlord or any other Landlord Related Parties, and such claim is a claim for, from or against which Tenant is obligated to indemnify Landlord or any other Landlord Related Party pursuant to this Section 14.1, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding (by legal counsel reasonably satisfactory to Landlord). Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to or death of persons, in, upon or about the Premises from any cause, and Tenant hereby waives all claims against Landlord respecting any such damage, injury or death, unless caused by the gross negligence or willful misconduct of Landlord and/or the Landlord Related Parties. Landlord shall not be liable for loss of or damage to any property arising from any act, error or omission of any other tenant in the Development. The obligations and agreements of Tenant under this Section 14.1 shall survive termination of this Lease.

14.2 Tenant’s Insurance. Tenant, at Tenant’s sole cost and expense, shall maintain throughout the Lease Term the following insurance coverage, which represents minimum requirements and does not in any way limit Tenant’s liability:

14.2.1 Property insurance covering all risks of direct physical loss or damage, other than those exclusions contained in Special Form coverage similar to the most recent edition of ISO Form number CP 1030. Such policy shall include coverage for (a) all of the fixtures, personal property and equipment in or about the Premises belonging to Tenant or to any third party (including any trade fixtures and removable clean rooms) in an amount equal to 100% of its full replacement cost, and (b) business interruption in an amount equal to 100% of Tenant’s losses, with a deductible no greater than $5,000;

14.2.2 Boiler and machinery coverage, in an amount equal to one hundred percent (100%) of the replacement value of the any fixtures, equipment and other personal property located on the Premises belonging to Tenant or to any third party, with an agreed amount clause, if available, with a deductible no greater than $5,000;

14.2.3 Business personal property coverage in an amount equal to one hundred percent (100%) of the replacement value of the any fixtures, equipment and other personal property located on the Premises belonging to Tenant or to any third party. with an agreed amount clause, if available; Tenant shall use the proceeds from such policy for the restoration or repair of any Tenant Improvements or fixtures constructed or installed by Tenant, with a deductible no greater than $5,000;

14.2.4 Comprehensive commercial general liability insurance for bodily injury (including wrongful death) and damage to property covering any occurrence on the Premises and any act or omission by Tenant, its agents, employees, contractors, subcontractors and invitees, including premises, operations, products, completed operations, and contractual liability coverages in an amount no less than Three Million Dollars ($3,000,000) per occurrence, no less than Three Million Dollars ($3,000,000) products and completed operations aggregate, and no less than Five Million Dollars ($5,000,000) general aggregate, and no less than Three Million Dollars ($3,000,000) personal injury and advertising injury, of which at least One Million Dollars ($1,000,000) must be maintained as primary coverage on a non-contributory basis, which policy must include a per location aggregate endorsement, with a deductible no greater than $5,000; coverage must include waiver of subrogation to Landlord and all other persons and entities to be named as “additional insured” as required below. Such coverage amounts shall be increased from time to time (but not more than once every five (5) years) as reasonably required by Landlord. Tenant’s comprehensive general liability policy required pursuant to this Section 14.2.4 shall include contractual liability coverage for the liability assumed by Tenant under this Lease as an “insured contract;”

                        14.2.5 Automobile liability insurance for all motor vehicles operated by or for Tenant, including owned, hired and non-owned autos, with combined single limit for bodily injury and property damage of at least One Million Dollars ($1,000,000) per occurrence; and

14.2.6 Business income coverage with limits representing a minimum of twelve (12) months lost income, to be written on a special form basis.

Each such liability policy shall be written on an occurrence basis with defense costs outside the limit. All insurance policies required under this Lease shall name Landlord, all Landlord Related Parties and any successors or assigns of any of the foregoing, as “additional insured” in a form reasonably acceptable to Landlord. All insurance policies required under this Lease shall require at least ten (10) days’ prior written notice to Landlord of any non-renewal or cancellation of any such policy and shall be written as primary policies, not contributing with or in excess of any coverage which Landlord may carry. All insurers issuing such policies must be licensed to do business in the State of Arizona and listed in the most recent A.M. Best’s rating guide (or comparable guide) with a rating of not less than A- VII. Tenant shall give Landlord not less than thirty (30) days’ prior written notice of any material change to any such policy. At least thirty (30) days prior to the expiration of any such policy, Tenant shall furnish Landlord with renewal certificates thereof. The required coverages, in excess of a base coverage of not less than $1,000,000, may be provided by a blanket, multi-location policy, if such policy provides a separate aggregate limit per occurrence for the benefit of the Development. All third party contractors engaged by Tenant shall satisfy the insurance requirements set forth herein, provided that Tenant shall remain primarily liable for the work performed by such third parties. Notwithstanding anything to the contrary contained in this

Lease, waiver of any insurance requirements specified in this Section 14, including the amount or extent of insurance coverage, may only be obtained upon written authorization of an authorized representative of Landlord.

On or before the Delivery Date, Tenant shall deliver to Landlord evidence of the foregoing insurance (ACORD Form 25 or other evidence reasonably acceptable to Landlord). If at any time from and after the Delivery Date Tenant fails to maintain any of the insurance required to be maintained in accordance with the foregoing, Landlord shall provide notice of such failure to Tenant, and if Tenant fails to cure such failure within five (5) business days following receipt of such notice. Landlord may, but shall not be obligated to, obtain, at Tenant’s expense, the required insurance coverage. Tenant shall reimburse Landlord for all costs so incurred by Landlord within five (5) business days following receipt of an invoice identifying all costs so incurred by Landlord. If such sums are not paid within such five (5) business day period. Tenant shall pay interest on such sums which shall accrue at the Default Rate from the date of Tenant’s receipt of the invoice from Landlord until all such sums and all interest accrued thereon have been paid. Tenant and Landlord hereby waive all rights against each other in connection with any damage, injury or loss suffered by the other to the extent such damage, injury or loss is actually covered by any insurance described above. Tenant’s covenants and obligations contained in this Section 14.2 shall survive the expiration or termination of this Lease.

14.3 Landlord’s Insurance. Landlord shall, at all times from and after Substantial Completion of the Premises, as a component of Operating Costs, maintain in effect a policy or policies of insurance covering the Premises (and the Building), in an amount not less than one hundred percent (100%) of full replacement cost (exclusive of the cost of excavations, foundations and footings) from time to time during the Lease Term, providing protection against any and all perils generally included within the risk” classification (including flood and earthquake damage endorsements if so elected by Landlord), together with insurance against sprinkler damage, vandalism and malicious mischief, and, if available or if deemed necessary by Landlord, with a boiler and machinery endorsement, in addition, Landlord shall maintain, as a component of Operating Costs, commercial general liability insurance in an amount not less than Three Million Dollars ($3,000,000) per occurrence, and no less than Five Million Dollars ($5,000,000) general aggregate, Landlord’s obligation to carry the insurance required in this Section 14.3 may be brought within the coverage of any so-called blanket policy or policies of insurance carried and maintained by Landlord, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy of insurance.

14.4 Waiver of Subrogation. Landlord and Tenant each hereby waive any rights one may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, or their respective property, the Premises, its contents or to other portions of the Development, arising from any risk which is insured against by either party or is required to under this Lease to be insured against by the injured party under a standard policy of full replacement cost insurance for fire, extended coverage and all risk coverage, or losses under workers’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of the uninjured party (this waiver shall not apply, however, to any damage caused by intentionally wrongful actions or omissions). In addition, Landlord and Tenant, for themselves and on behalf of their respective insurance companies, waive any right of subrogation that any such insurance company may have against Landlord or Tenant, as the case may be. The foregoing waivers of subrogation shall be operative only so long as available in the State of Arizona and provided further that no policy of insurance is invalidated thereby

SECTION 15. CASUALTY.

15.1 Repairs By Parties.

15.1.1 Subject to Section 15.1.2, if the Premises are partially destroyed by fire or other casualty which is insured against under the insurance policy maintained by Landlord pursuant to Section 14.3, and if the Premises can be repaired or restored substantially to their former condition under all applicable government laws and regulations within ninety (90) working days from the date of such destruction at a cost not exceeding twenty-five percent (25%) of the total replacement cost of the Premises, this Lease will continue in full force and effect. In such event, Landlord shall promptly commence restoring the Premises to their prior condition; provided, however, that Landlord shall have no obligation to restore improvements not originally provided by Landlord pursuant to Exhibit B or to replace any of Tenant’s fixtures, furnishings, equipment or personal property. Upon completion of Landlord’s restoration work, Tenant shall promptly replace and restore any Tenant Improvements or fixtures constructed or installed by Tenant that are damaged or destroyed by the casualty. Landlord shall not be required to commence repairs until insurance proceeds are available. Notwithstanding the foregoing, if one year or less remains in the Lease Term from and after the date of such destruction, Landlord may terminate this Lease within thirty (30) days after the occurrence of such destruction by delivering written notice of termination to Tenant.

15.1.2 If the Premises or the Building is damaged or destroyed and (a) such damage or destruction is not insured under the insurance policy maintained by Landlord pursuant to Section 12.01 or (b) the Premises or Building cannot be restored to their former condition under all applicable government laws and regulations within ninety working days from the date of such destruction at a cost not exceeding twenty-five percent (25%) of the total replacement cost of the Premises or Building, as the case may be:

A. This Lease shall terminate as of the date of such damage or destruction, unless Landlord elects to keep this Lease in full force and effect by providing Tenant with written notice of such election within thirty days after such damage or destruction occurs. In the event of such election by Landlord, Landlord shall promptly commence restoring the Premises to their prior condition: provided, however, that Landlord shall have no obligation to restore improvements not originally provided by Landlord pursuant to Exhibit B or to replace any of Tenant’s fixtures, furnishings, equipment or personal property. Upon completion of Landlord’s restoration work, Tenant shall promptly replace and restore any Tenant Improvements or fixtures constructed or installed by Tenant that are damaged or destroyed by the casualty.

B. Notwithstanding subparagraph A of this Section 15.1.2, if neither Tenant nor any agent, employee, contractor or invitee of Tenant has caused such damage or destruction, Tenant may elect to terminate this Lease by providing Landlord with written notice of such election within fifteen days after receipt of any notice from Landlord of its election to continue the lease in effect.

15.1.3 Any insurance proceeds received by Landlord because of the total or partial destruction of the Premises or the Building will be the sole property of Landlord, free from any claims of Tenant, and may be used by Landlord for whatever purposes Landlord may desire. Notwithstanding anything to the contrary in this Lease, in the event that Landlord’s lender shall require that insurance proceeds be applied against the principal balance due on Landlord’s loan secured by the Development, or any portion thereof, then Landlord may, at Landlord’s option and upon sixty (60) days written notice to Tenant, elect to terminate this Lease.

15.2 Termination. Upon any termination of this Lease under any of the provisions of this Section 15, Landlord and Tenant each shall be released without further obligations to the other coincident with the surrender of possession of the

Premises to Landlord, except for items which have previously accrued and remain unpaid (and other than with respect to obligations that survive the termination of this Lease, as expressly set forth herein).

15.3 Abatement. In the event of repair, reconstruction and restoration of the Premises in connection with a casualty that did not result from the negligence or willful misconduct of Tenant (or any affiliate, contractor, guest, invitee, subtenant or assignee of Tenant, or any agent, employee, officer, director or shareholder of Tenant or such affiliate, contractor, guest, invitee, subtenant or assignee), and only in such event, the Base Rent and any additional rent shall be abated proportionately with the degree to which Tenant’s use of the Premises is impaired commencing from the date of destruction and continuing during the period of such repair, reconstruction or restoration. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises, the Building or Tenant’s Personal Property or for any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

15.4 Waiver. Tenant hereby waives any statutory and common law rights of termination which may arise by reason of any partial or total destruction of the Premises which Landlord is obligated to restore or may restore under any of the provisions of this Lease.

SECTION 16. EMINENT DOMAIN.

16.1 Taking of Building. If the entire Building or any part thereof shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of such taking, and Landlord and Tenant shall each thereupon be released from any liability thereafter accruing under this Lease (other than with respect to obligations that survive the termination of this Lease).

16.2 Taking of Office Parcel. In the event an essential access to the Office Parcel or more than twenty-five percent (25%) of the ground area of the Office Parcel is appropriated or taken, Landlord shall have the right to terminate this Lease as of the date of such taking upon giving Tenant not less than sixty (60) days written notice of such election.

16.3 Right to Award. If this Lease is terminated pursuant to this Section 16, Landlord shall be entitled to the entire award or compensation in such proceedings, whether such damages shall be awarded as compensation for diminution in value of the leasehold or for the fee of the Premises, and Landlord shall be entitled to negotiate and enter into a sale to the condemning authority as to any estate or claim of Tenant; but the Base Rent, Operating Costs and other charges for the last month of Tenant’s occupancy shall be prorated and Landlord shall refund to Tenant any Rent, Operating Costs or other charges paid in advance. Tenant shall, however, have the right to receive compensation or damages from the appropriating authority for the unamortized cost, depreciated on a straight-line basis over the original Lease Term, of its fixtures and removable personal property, provided, however, that no such claim shall diminish Landlord’s award or the award of Landlord’s lender.

16.4 Voluntary Transfer; Waiver. For the purposes of this Section 16, a voluntary sale or conveyance in lieu of condemnation, but under threat of condemnation, shall be deemed an appropriation or taking under the power of eminent domain. Tenant hereby waives any statutory and common law rights of termination which may arise by reason of any partial taking of the Office Parcel under the power of eminent domain.

SECTION 17. ASSIGNMENT AND SUBLETTING; SALE BY LANDLORD.

17.1 Assignment and Subletting. Tenant shall not assign, hypothecate or transfer this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be occupied by anyone other than Tenant, either voluntarily or by operation of law, without the Landlord’s prior written consent, which consent shall not be unreasonably withheld provided the proposed assignee, transferee or subtenant is reasonably satisfactory to Landlord as to credit and character and will occupy the Premises for the Permitted Use or other purposes approved by Landlord in its sole discretion. Landlord shall be under no obligation to give or withhold consent until all information reasonably required by Landlord with respect to the identity, background, experience and financial worth of the proposed assignee, transferee, or subtenant has been provided. No hypothecation, assignment, sublease or other transfer to which Landlord has consented shall be effective for any purpose until fully executed documents of such transaction have been provided to Landlord, and, in the case of an assignment, the assignee has adorned directly to Landlord, and in the case of a sublease, the subtenant has acknowledged that the sublease is subject to all of the terms and conditions of this Lease. Any assignment, mortgage, transfer or subletting of this Lease which is not in compliance with the provisions of this Section 17.1 shall be void. The consent by Landlord to an assignment or subletting shall not be deemed to be a consent to any subsequent assignment or subletting. Consent to an assignment or sublease shall not relieve Tenant from liability under this Lease unless expressly agreed to by Landlord in writing.

17.2 Sale by Landlord. In the event of any sale or exchange of the Premises by Landlord and assignment by Landlord of this Lease, the selling or assigning Landlord shall be and is hereby entirely freed and relieved of all liability under any and all covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises or this Lease occurring after the consummation of such sale or exchange and assignment. Any security given by Tenant to secure performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to such purchaser. This Lease shall not be affected by any sale, and Tenant shall attorn to the successor in interest of Landlord.

SECTION 18. ESTOPPEL CERTIFICATE. At any time and from time to time, within ten (10) days after a request from Landlord, Tenant shall execute, acknowledge and deliver to Landlord and to such mortgagee or such other party as may be designated by Landlord, a certificate in an acceptable form with respect to the matters required by such party and such other matters relating to this Lease or the status of performance of obligations of the parties hereunder as may be reasonably requested by Landlord or Landlord’s mortgagee. If Tenant shall fail to respond within ten (10) days of receipt of a written request by Landlord as herein provided. Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee.

SECTION 19. DEFAULT BY TENANT.

19.1 Default. The following shall constitute a default by Tenant under this Lease: (i) Tenant fails to pay Base Rent or any other amount due under this Lease within five (5) days after the due date; (ii) Tenant fails to execute, acknowledge and return an estoppel certificate under Section 18 or a subordination agreement under Section 22, within ten (10) days after a request therefor; (iii) Tenant fails to perform any other obligation under this Lease within fifteen (15) days after notice of nonperformance: provided, however, that if the default is of such a nature that it cannot be cured within fifteen (15) days. Tenant shall not be in default if Tenant commences to cure such default within such fifteen (15) day period and thereafter diligently prosecutes such cure as soon as practicable: (iv) Tenant vacates, abandons, or otherwise ceases to use the

Premises on a substantial continuing basis except temporary absence excused by reason of fire, casualty, or other cause wholly beyond Tenant’s control; (v) a receiver is appointed for the business, property, affairs or revenues of Tenant or any guarantor of Tenant’s obligations under this Lease (provided, however, that in the case of involuntary proceedings, Tenant shall have sixty (60) days to cause such receiver to be dismissed), or Tenant makes a bulk sale of its goods or threatens to move its goods, chattels and equipment out of the Premises other than in the normal course of its business, or Tenant makes an assignment for the benefit of its creditors, or Tenant becomes insolvent; or (vi) Tenant fails to comply with any other provision of this Lease.

19.2 Landlord’s Remedies. On any default by Tenant, Landlord, at Landlord’s option, without notice or demand, may exercise any and all remedies to which Landlord may be entitled at law or in equity, in any order, successively or concurrently, including without limitation, the following:

19.2.1 Landlord may take any action deemed necessary by Landlord, in Landlord’s sole discretion, to cure the default, Tenant shall be liable to Landlord for all of Landlord’s expenses so incurred, as additional rent, payable on demand by Landlord to Tenant together with interest thereon at the Default Rate from the date such sums were expended until paid.

19.2.2 Landlord may continue this Lease in full force and effect and reenter and take possession of the Premises, ejecting all persons from the Premises. Upon Landlord’s reentry or demand to reenter, Tenant immediately shall surrender possession of the Premises to Landlord. On obtaining possession, Landlord shall attempt to relet the Premises (or any part thereof) using reasonable efforts to do so. On Landlord’s reentry, Tenant immediately shall pay to Landlord all accrued rent and all other sums then due under this Lease. Landlord, at Landlord’s sole option, may relet the Premises in Landlord or Tenant’s name, but in no event shall Tenant be entitled to collect or receive any rent therefrom. If rent from a new tenant is less than that herein agreed to be paid by Tenant, Tenant shall pay such deficiency to Landlord upon demand. Landlord shall hold the rent collected, interest-free, and apply the same to all amounts then or thereafter due from Tenant under the Lease. Landlord shall not be deemed to have terminated this Lease or Tenant’s liabilities under this Lease as a result of such reentry or by any action to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has elected to terminate this Lease. Nothing herein shall be construed to obligate Landlord to relet the Premises.

19.2.3 Landlord may terminate this Lease by written notice to Tenant of Landlord’s election to do so (irrespective of whether Landlord had previously not exercised its right to do so but instead continued the Lease in effect) with or without reentry. Upon Landlord’s notice of termination, Tenant immediately shall pay to Landlord the amount of all accrued rent and other sums due under this Lease to the date of termination, and all damages incurred as a result of such default, including without limitation the cost of recovering the Premises and the worth, at the time of termination, of the excess of the amount of all rent (including Base Rent and all additional rent) due under the Lease for the balance of the Lease Term over the net rental value of the Premises at the time of termination (after accounting for reasonable projected vacancy and re-leasing expenses including, without limitation, leasing commissions).

19.2.4 Tenant agrees that Landlord shall have a landlord’s lien, and additionally hereby separately grants to Landlord a first and prior security interest in all personal property of Tenant from time to time situated on the Premises, which lien and security interest shall secure the payment of all rental and additional charges payable by Tenant to Landlord under the terms hereof. Tenant further agrees to execute and deliver to Landlord from time to time such financing statements and other documents as Landlord may deem appropriate or necessary to perfect and maintain its security interest. In addition to all other rights and remedies Landlord may have, in the event of any default of Tenant hereunder. Landlord shall have all rights and remedies granted a secured party under the Arizona Uniform Commercial Code.

19.2.5 Landlord may retain or take possession of any property in or about the Premises pursuant to Landlord’s statutory lien.

19.3 Recovery of Costs. Landlord, in every case, shall be entitled to recover from Tenant all of Landlord’s expenses, costs and damages arising out of any event of default, including, but not limited to, advertising, brokerage fees, clean-up, repair, removal and storage of Tenant’s Personal Property, alterations, refurnishing, refurbishing, custodial and security expenses, bookkeeping and accounting casts, legal expenses (whether or not suit is brought), and costs and expenses of litigation.

SECTION 20. DEFAULT BY LANDLORD.

20.1 Default. Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice from Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address has theretofore been furnished to Tenant; provided, however, that if the failure is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and Tenant’s remedies shall be limited to damages in an amount not greater than the Base Rent paid during the period of such default. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying any rent due hereunder as a result of any default by Landlord.

20.2 Non-recourse Liability. If Landlord fails to perform any of its obligations under this Lease and, as a consequence of such nonperformance, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of Landlord’s interest in the Office Parcel. Landlord and the other Landlord Related Parties shall have no liability whatsoever for any deficiency, and no other assets of Landlord or Landlord Related Parties shall be subject to levy, execution or other enforcement procedures as a result of such judgment. If Landlord’s interest is insufficient for the payment of any such judgment. Tenant shall not institute any further action, suit, claim or demand against Landlord on account of such deficiency. Tenant hereby waives any right to satisfy a judgment against Landlord except from Landlord’s interest in the Office Parcel. None of Landlord’s obligations under this Lease shall be subject to specific performance or injunctive remedies, and Tenant waives all rights with respect to such remedies. As used in this Section 20.2, the term Landlord shall be deemed to include the Landlord Related Parties.

SECTION 21. NOTICES. All notices, requests, authorizations, approvals, consents and other such communications shall be in writing and shall be delivered in person, by private express overnight delivery service (freight prepaid), by certified or registered mail, return receipt requested, or by facsimile transmission (confirmed by the recipient), addressed as set forth in Section 1. Notices shall be deemed to be given or received on the date of actual receipt (or refusal of delivery) at the applicable above-stated address or at such other address as a party may direct from time to time, upon written notice to the other party at least ten (10) days prior to the proposed change of address.

SECTION 22. SUBORDINATION; ATTORNMENT.

22.1 Subordination. Tenant shall upon Landlord’s request, subordinate this Lease in the future to any lien placed by Landlord upon the Office Parcel, the Premises or any portion thereof, provided that such lienholder executes a nondisturbance agreement, that this Lease shall not terminate as a result of the foreclosure of such lien, or conveyance in lieu thereof, and Tenant’s rights under this Lease shall continue in full force and effect and its possession be undisturbed except in accordance with the provisions of this Lease. Tenant will, upon request of the lienholder, be a party to such an agreement and recognize and attorn to said lienholder (or successor in interest of the lienholder) as its Landlord under the terms of this Lease. Such subordination, non-disturbance and attornment agreement shall be in a form prescribed by the lienholder.

22.2 Attornment. Notwithstanding anything to the contrary set forth in this Section 22, Tenant hereby attorns and shall attorn to any person, firm or corporation purchasing or otherwise acquiring the Office Parcel, the Premises or the real property thereunder or any portion thereof at any sale or other proceeding or pursuant to the exercise of any rights, powers or remedies under a mortgage or deed of trust as if such person, firm or corporation had been named as Landlord herein, it being intended that if this Lease is terminated, cut off or otherwise defeated by reason of any act or actions by the owner or holder of any such mortgage or deed of trust, then, at the option of any such person, firm or corporation so purchasing or otherwise acquiring the Office Parcel, the Premises or the real property thereunder or any portion thereof, this Lease shall continue in full force and effect.

SECTION 23. ENTRY BY LANDLORD. Landlord and its representatives shall have the right to enter the Premises at all reasonable times to inspect the same, to accommodate building services through the plenum or walls within the Premises, to maintain or repair the Building, or to post such reasonable notices as Landlord may desire to protect its rights, or to exhibit the Premises to any prospective purchaser or mortgagee of the Office Parcel, or during the last six (6) months of the Lease Term, to exhibit the Premises to prospective tenants.

SECTION 24. RELOCATION. Landlord, upon at least sixty (60) days prior notice to Tenant, may require Tenant to relocate to other premises of substantially equal size in the Development which shall, upon delivery, he substituted for the Premises. The amount of Base Rent and Tenant’s pro rata share of Operating Costs shall be adjusted based upon the rentable area of the substitute premises, Landlord, at Landlord’s expense, shall cause the substitute premises to be improved prior to delivery in a manner similar to the Premises. Upon request, Tenant shall cooperate in the preparation or approval of plans and specifications for the improvements. If Tenant fails to respond to any request for cooperation within five (5) business days after a request, then Tenant shall be deemed to have delegated to Landlord the sole responsibility for approval of plans and specifications. Landlord shall bear all reasonable out-of-pocket costs incurred in connection with the relocation for changes in signs and stationary, reinstallation of telephone equipment, moving of furniture and personal property and similar matters.

SECTION 25. GENERAL PROVISIONS.

25.1 Rules. Tenant and its agents, contractors, employees, and customers shall comply with all reasonable rules and regulations established by Landlord from time to time for the operation of the Development, including, without limitation, the Rules and Regulations which are attached hereto as Exhibit C attached hereto. In the event of any conflict between the provisions of this Lease and the provisions of any such rules and regulations, the terms and conditions of this Lease shall control.

25.2 Merger. This Lease (together with any Riders hereto executed by Landlord and Tenant simultaneously herewith) contains all of the agreements of the parties hereto with respect to this Lease, and all preliminary negotiations and covenants are merged herein. There are no oral agreements or implied covenants except as expressly set forth herein. This Lease may be amended only by a written agreement signed by both parties.

25.3 Attorneys’ Fees. If any action is brought by any party with respect to its rights under this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs, as determined by the court.

25.4 Waiver; Remedies. The failure of Landlord or Tenant to insist upon strict performance by the other of any of the provisions of this Lease or to exercise any option herein conferred shall not be deemed as a waiver or relinquishment for the future of any such provision or option. Except as expressly provided otherwise herein, all rights and remedies provided for herein or otherwise existing at law or in equity are cumulative, and the exercise of one or more rights or remedies by either party shall not preclude or waive its right to the exercise of any or all of the others.

25.5 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provisions hereof and such other provisions shall remain in full force and effect.

25.6 Binding Effect. Except as otherwise expressly limited in this Lease, this Lease shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, personal representatives and assigns and successors in interest.

25.7 Time. Time is of the essence of this Lease.

25.8 Quiet Possession. So long as there is not in existence an event of default, Tenant may quietly have, hold and enjoy the Premises during the Lease Term. The provisions of this Section 25.8 shall not extend to any disturbance, act or condition brought about by any other person or entity, including another tenant in the Development.

25.9 Consents by Landlord. Any requirement that Landlord provide a consent or approval under this Lease shall be subject to the condition that at the time the approval or consent is requested that Tenant shall not be in default under this Lease, and no circumstances shall exist, which with the giving of notice and the passage of any grace period would constitute a default by Tenant under this Lease.

SECTION 26. RIGHTS RESERVED TO LANDLORD. Landlord expressly reserves the right to (i) change the Building or Development’s name or street address; (ii) enter the Premises either personally or by designated representative at all reasonable times for the purpose of examining or inspecting the same; (iii) grant to anyone the exclusive right to conduct any business or render any service in or to the Development, provided such exclusive right shall not operate to exclude Tenant from the Permitted Use expressly permitted under Section 1 hereof; (iv) to install, affix and maintain any and all signs on the exterior and interior of the Building; (v) to approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Building, and to require all such items and furniture and similar items to be moved into and out of the Building and Premises only at such time and in such manner as Landlord shall direct in writing, and (vi) to take all such reasonable measures as Landlord may deem advisable for the security of the Building and its occupants, including without limitation, the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause or for drill purposes, the temporary denial of access to the Building, and the restriction of access to the Building at times other than normal business hours.

LANDLORD: FRYE ROAD INDUSTRIAL LLC an Arizona limited liability company		TENANT: INSYS PHARMA dba INSYS THERAPEUTICS INC. a Delaware corporation

Kieckhefer Properties LLC		By:	/s/ Michael L. Babich
Managing Member			Michael L. Babich, President and CEO

By:	/s/ John Kieckhefer	Date:	1/14/13
John Kieckhefer, Manager

Date:	1/29/13

LIST OF EXHIBITS

“A”    —    Diagrams of Office Parcel, Building and Premises

“B”    —    Tenant Improvement Obligations

“C”    —    Development Rules and Regulations

Exhibit “A”

DIAGRAMS OF OFFICE PARCEL (INCLUDING “TENANT EMPLOYEE PARKING”),

BUILDING AND PREMISES

TENANT:

INSYS PHARMA dba INSYS THERAPEUTICS INC. a Delaware corporation

By:	/s/ Michael L. Babich
Michael L. Babich, President and CEO

Date: 1/14/13

Exhibit “B”

TENANT IMPROVEMENT OBLIGATIONS

Landlord shall deliver the Premises including all tenant improvements located therein to Tenant in an “as is” condition as of the date of this Lease, except that Landlord shall refurbish the premises in the manner described below. Tenant hereby represents that it has fully inspected the Premises and such tenant improvements and agrees to accept them in such condition as of the date of this Lease, as so refurbished. Landlord shall have no other or further obligation to deliver, install or construct any tenant improvements or to otherwise improve the Premises.

Description of refurbishment:

1.	Demise the premises in the hallway in order to separate Suite 225 from the existing premises and create a small closet for phone/data cabling;

2.	Touch up paint throughout the premises;

3.	Clean the carpets;

TENANT:

INSYS PHARMA dba INSYS THERAPEUTICS INC. a Delaware corporation

By:	/s/ Michael L. Babich
Michael L. Babich, President and CEO

Date: 1/14/13

Exhibit “C”

RULES AND REGULATIONS

1. No sign, placard, picture, advertisement, name or notice of any kind shall be inscribed, displayed, printed or affixed on or to any part of the outside or inside of the Building, the Premises or the surrounding area without the prior written consent of Landlord, if such consent is given by Landlord. Landlord may regulate the manner of display of the sign, placard, picture, advertisement, name or notice. Landlord shall have the right to remove any such item which has not been approved by Landlord or is being displayed in a non-approved manner without notice to and at the expense of Tenant. Without the written consent of Landlord. Tenant shall not use pictures of the Building in connection with or in promoting or advertising the business of Tenant, except as Tenant’s address.

2. The directory for the Building will be provided exclusively for the display of the name and location of the Tenants only. Landlord reserves the right to exclude any other names therefrom and to charge a reasonable fee for each name other than Tenant’s name, placed upon such directory at the request of Tenant. All approved signs or lettering on suite doors or entrances shall be printed, painted, affixed or inscribed at the expense of Tenant, unless otherwise arranged, by a person approved by Landlord.

3. The sidewalks, parking areas, halls, passageways, exits, entrances, elevators, restrooms and stairways shall not be obstructed by Tenant, its customers, invitees, licensees and guests, and (except for restrooms) shall not be used for any purpose other than for ingress to and egress from the Premises. Tenant shall not throw or allow anyone else to throw anything out of doors or down the passageways. Tenant shall not place anything or allow anything to be placed near any window or any glass door, partition or wall which may appear unsightly, in Landlords sole discretion.

4. The restrooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the Tenant who, or whose agents, employees or invitees, shall have caused the same.

5. Tenant shall not lay linoleum, tile, carpet or other similar floor coverings in any manner or paint, wallpaper or otherwise treat or decorate any surface in any manner within the Premises, except as approved in advance by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering or surface treatment shall be borne by Tenant. Tenant may not install or hang any window coverings or screens and Tenant may not remove or replace any existing blinds. Such blinds may be adjusted to control lighting, but they shall be left in the fully extended down position at all times. Tenant shall not overload the floor of the Premises, shall not mark on or drive nails, drill or screw into the partitions, woodwork or plaster (except as may be incidental to the hanging of wall decorations) or in any way deface the Premises or any part thereof Tenant shall not allow the installation of telephone wires or electrical wires or circuits, except with Landlords prior approval. Telephones and other office equipment affixed to the Premises shall he installed at the expense of Tenant.

6. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, be moved on and stand on wood strips of such thickness as shall be necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. There shall not be used in the Premises or the Building any hand trucks except those equipped with rubber tires and padded side guards.

7. Tenant shall not employ any person or persons, other than the janitor of the Landlord, for the purpose of cleaning the Premises unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall in no way be responsible to Tenant for any theft or loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant, by or as a result to the acts of the janitor, any other employee or contractor of Landlord, or any other person. Landlord’s janitor service shall only include ordinary dusting, housekeeping and cleaning by the janitor assigned to such work and shall not include moving furniture or other special services. Window cleaning shall be done only by Landlord at intervals it deems appropriate. Employees or agents of Landlord shall not be requested to perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

8. No bicycles, skateboards or similar vehicles, or animals, fish or birds shall be brought in or kept in or about the Premises or the Building. No cooking shall be done or permitted by Tenant in the Premises, except that preparation with the use of a microwave oven and the preparation of coffee, tea, hot chocolate and similar items for Tenant, its employees, clients and guests will be permitted with the approval of Landlord, which approval will not be unreasonably withheld.

9. Tenants shall not disturb, solicit, or canvass any occupant of the Building or Development and shall cooperate to prevent the same. Tenant shall not exhibit, sell, or offer to sell, use rent or exchange any item or service in or from the Premises unless ordinarily embraced within Tenant’s use of the Premises specified in the Lease. Peddlers, solicitors and beggars shall be reported to the Landlord. No Tenant shall make or permit to be made any disturbing noises or disturb or interfere with occupants, or with those having business with such occupants of the Building, by the use of any musical instrument, radio phonograph, electronic device, or other devices.

10. Tenant shall not use or keep in the Building any noxious gas or combustible fluid or use any method of heating or air conditioning other than that supplied by Landlord, nor install or operate machinery, equipment or any mechanical or electrical device of a nature not directly related to Tenant’s ordinary use of the Premises, by reason of safety, odors and/or vibrations, or interfere in any way with other Tenants or occupants conducting business in the Building. Tenant premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. Tenant shall not conduct any auction or permit any fire sale or bankruptcy sale to be held on the Premises. Tenant shall not occupy or permit any portion of the Premises to be occupied or used for massage therapy, for gambling, for the manufacture or sale of liquor, narcotics, tobacco or sexually oriented items, materials or services in any form or for a medical office, barber shop, beauty shop, manicure shop or employment, dating or escort service. The Premises shall not be used for lodging or sleeping or for illegal purposes.

11. All keys and access cards to the Building, offices and rooms shall be obtained from Landlord. All duplicate keys needed by Tenant shall be requested from Landlord, who shall provide such keys at a reasonable charge. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys and access cards to the Building, Premises, offices, and rooms which shall have been furnished. Tenant shall not alter or replace any lock or install any additional locks or any bolts on any door of the Premises without the written consent of Landlord.

12. Tenant assumes full responsibility for protecting, at all times, the Premises and all personal effects of Tenant, its employees, agents and invitees from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured, and Landlord shall have no liability with respect thereto. Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Building and that all water faucets, water apparatus, and electrical items are shut off before Tenant or Tenant’s employees leave the Building. Tenant shall be responsible for any damage to the Building or to other Tenants caused by a failure to comply with this rule.

13. On Sundays and legal holidays, and on other days during certain hours for which the Building may be closed before or after Normal Business Hours, access to the Building may be controlled through the use of security personnel and/or security devices. Such personnel will have the right to demand of any and all persons seeking access to the Building proper identification to determine if they have the right of access to the Premises. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of bomb threats, invasion, mob, riot, public excitement or other condition. Landlord reserves the right to prevent access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of all lessees and protection of the Building and property located therein. The foregoing notwithstanding. Landlord shall have no duty to provide security protection for the Building at any time or to monitor access thereto.

14. The halls, passages, exits, entrances, parking areas, elevators, stairways, restrooms and roof are not the use of the general public and the Landlord shall in all cases retain the right to control the same and prevent access thereto by all persons whose presence in the judgment of the Landlord shall be prejudicial to the safety, character, reputation and interests of the Project to its tenants. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of alcohol or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

15. Tenant shall not park and shall not permit its employees to park in driveways or loading areas or in visitor spaces or reserved parking spaces of other Tenants. Landlord or its agents shall have the right to cause to be removed any vehicle of Tenant, its employees, agents, contractors, customers and invitees that may be parked in unauthorized areas, and Tenant agrees to save and hold harmless Landlord, its agents and employees from any and all claims, losses, damages and demands, arising or asserted in connection with the removal of any such vehicle and for all expenses (including reasonable attorneys’ fees and costs) incurred by Landlord in connection with such removal.

16. Tenant agrees that it shall comply with all tire regulations that may be issued from time to time by Landlord or the City of Chandler Fire Department. Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning equipment. Tenant shall give prompt notice to Landlord, or its designee, of any injury to or defects in plumbing, electrical fixtures, heating apparatus and/or air conditioning equipment so that the same may be attended to properly.

17. The building is a “non-smoking” building. Smoking is strictly prohibited within the Premises and the Building. Smoking is also prohibited with in 100 feet of the Building, except in the designated smoking area which is within 15 feet of the western most emergency exit from the Building. All cigarette butts shall be properly disposed of in the receptacles provided for that purpose. Any individual who refuses to comply with these restrictions may be banned from the Building and Office Parcel by Landlord.

18. Landlord’s current, prevailing charge for additional consumption of heat or air conditioning is eight and 00/100 Dollars ($8.00) per HVAC unit or HVAC zone (as applicable) serving the Premises per hour, but is subject to change from time to time in Landlord’s sole and absolute discretion.

19. Landlord’s current, prevailing charge for reserved, covered parking spaces is thirty and 00/100 Dollars ($30.00) per space per calendar month, which is prorated for partial calendar months, but is subject to change in Landlord’s sole and absolute discretion.

20. Landlord reserves the right to rescind, alter, waive, modify, add to, and amend any rule or regulation at any time prescribed for the Building or Project when, in Landlord’s judgement, it is necessary, desirable or proper for the best interest of the Building or Project or one or more of its Tenants.

21. By executing a copy of these Development Rules and Regulations, Tenant acknowledges and agrees that is has read and understands these Development Rules and Regulations and will fully comply with all of the terms and provisions contained herein.

LANDLORD:		TENANT:

FRYE ROAD INDUSTRIAL LLC		INSYS PHARMA dba INSYS THERAPEUTICS INC.
an Arizona limited liability company		a Delaware corporation

Kieckhefer Properties LLC		By:	/s/ Michael L. Babich
Managing Member			Michael L. Babich, President and CEO

By:	/s/ John Kieckhefer	Date:	1/14/13
John Kieckhefer, Manager

Date:	1/29/13